Exhibit 99.1



                                              Bart R. Vincent
                                              210/220-4878
                                                   or
                                              Renee Sabel
                                              Dublin & Associates
                                              210/227-0221








FOR IMMEDIATE RELEASE
February 3, 1997

                          CULLEN/FROST CAPITAL TRUST I
                            ISSUES CAPITAL SECURITIES

Cullen/Frost Capital Trust I, a Delaware statutory business trust (the "Issuer Trust") and wholly owned subsidiary of Cullen Frost Bankers, Inc. ("Cullen/Frost"), has agreed to issue $100,000,000 of its 8.42 percent Capital Securities, Series A (the "Capital Securities"), which represent beneficial interests in the Issuer Trust, to certain initial purchasers in a private transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"). Such initial purchasers propose to offer and sell such Capital Securities to certain "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act). It is expected that the Capital Securities will be delivered against payment on February 6, 1997.

Cullen/Frost will own all of the Common Securities of the Issuer Trust. The Capital Securities will mature on February 1, 2027 and be redeemable in whole or in part at the option of Cullen/Frost at any time after February 1, 2007 and in whole at any time upon the occurrence of certain events affecting their tax or regulatory capital treatment. Cullen/Frost has the right to defer payment of distributions on the Capital Securities at any time or from time to time for a period of up to ten consecutive semi-annual periods with respect to each deferral period.

The Issuer Trust will use the proceeds of the offering of the Capital Securities to purchase the Junior Subordinated Debentures of Cullen/Frost. Cullen/Frost will use the proceeds of the offering of the Junior Subordinated Debentures for general corporate purposes, which may include the reduction of short-term indebtedness, investments at the holding company level, investments in the capital of, or extensions of credit to, Cullen/Frost's subsidiaries, acquisitions and the repurchase of Cullen/Frost's common stock. The Capital Securities will be included in the Tier 1 capital of Cullen/Frost for regulatory capital purposes.

The Capital Securities, Cullen/Frost's guarantee thereof and the Junior Subordinated Debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.